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                                                                     EX-10.3






                      Amendment dated April 24, 1997 to the
                          Harrah's Entertainment, Inc.
                       Deferred Compensation Plan ("Plan")




         Pursuant to approval by the Human Resources Committee of the Harrah's Entertainment, Inc. Board of Directors, the following paragraph 5.3A is added to the Plan after paragraph 5.3:

         5.3A Amendment of Form of Payment. Each Participant in the Plan as of April 25, 1997 (referred to in this paragraph 5.3A as "Active Participants" and excluding Participants who are not active employees of the Company or its direct or indirect subsidiaries on April 25, 1997, and excluding director Participants who are not actively serving on the Company's Board of Directors on April 25, 1997) will be offered a one-time opportunity (the "Amendment Opportunity") to amend his/her previously made elections as to the form of payment of benefits permitted under paragraphs 5.1 and 5.3 of the Plan, subject to the following terms and conditions:

                  (a) The Amendment Opportunity will be offered on or before May 31, 1997 to Active Participants by sending them an election form which they must complete in order to revise any or all of their previous distribution elections (the "Revised Elections").

                  (b) To be effective, a completed Revised Elections form must be received by the Company within a reasonable time period but not later than June 30, 1997.

                  (c) Revised Elections will only apply to distributions that will occur due to leaving the payroll on or after July 1, 1998 (or, in the case of director Participants, due to leaving active service on the Board of Directors on or after July 1,
                  1998). Accordingly, if an Active Participant leaves the payroll (or leaves active service on the Board of Directors) on or before June 30, 1998, any Revised Elections submitted by that individual will not be effective. In such case, the original elections for



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                  that  individual  shall  govern.  For example,  if an employee stops active employment on December 31, 1997 and is placed on salary continuation which lasts until June 30, 1998, then this individual's Revised Elections will not have any effect and his/her distributions will be governed by his/her original elections. However, if employment or salary continuation went through July 1, 1998 or later, the Revised Elections would be effective. If an Active Participant leaves the payroll or leaves active service on the Board before notice of the Amendment Opportunity is mailed, the Amendment Opportunity will not be offered to such individual.

                  (d) Pursuant to this paragraph 5.3A, an Active Participant will only be permitted to change a lump sum to annual installments or extend existing annual installments to a longer period, provided installments cannot be extended beyond a period of ten years from the commencement of payments. A participant will not be permitted to compress installments to a shorter period or to change installments to a lump sum.

         IN WITNESS WHEREOF, this Amendment has been executed as of this 24th day of April, 1997.

                                       Harrah's Entertainment, Inc.



                                       By:  /s/Neil F. Barnhart
                                            ------------------------

                                       Title: Vice President
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